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                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE


                        DISTRIBUTION ARRANGEMENT BETWEEN
                        ATLANTIC PREMIUM BRANDS, LTD. AND
                           SAM'S CLUB INC. TERMINATES


         Northbrook, Illinois, August 22, 2000 - Atlantic Premium Brands, Ltd. (AMEX: ABR) today announced the termination of its distribution arrangement with one of its Prefco division's food distribution customers, Sam's Club, Inc.

         Sam's accounted for approximately 43% of the Company's total net sales during fiscal year 1999 and a similar percentage for the first six months of 2000. Alan F. Sussna, President and Chief Executive Officer, commented, "Sam's has completed the construction of its own distribution facility in Texas, and as a result is transitioning the distribution process in-house. We expect this transition to be complete by the end of our third quarter. While Sam's has accounted for a significant percentage of net sales in the past, the gross margin on sales to Sam's has been no more than 4%. This change will allow the Company to concentrate on its other, higher margin business."

         Atlantic Premium Brands, Ltd., through its operations in Texas, Louisiana, Kentucky and Oklahoma, manufactures, markets and distributes food products for customers in a twelve-state region. Through its operations, the Company markets and distributes its own branded processed meat products under brand names including Blue Ribbon, J.C. Potter, Richard's, Carlton, Grogan's Farm, Partin's Country Sausage, Texas Traditions, Favorite Country Recipes, and Cajun Favorites.

         Atlantic Premium Brands, Ltd. wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release contains forward-looking information, describes the Company's belief concerning future business conditions, and the outlook of the Company based on currently available information. Whenever possible, the Company has identified these "forward looking" statements by words such as "about to", "expect" "believe", and similar expressions. These forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed in these statements. These risks and uncertainties include the following: risks associated with the acquisitions including the integration of acquired businesses, new product development and other aspects of the Company's business strategy; uncertainty as to evolving consumer preferences; customer and supplier concentration; the impact of competition; and sensitivity to such factors as weather and raw material costs. Readers are encouraged to read The Company's Annual Report on Form 10-K, its Current Report on Form 8-K dated June 4, 1997 and other reports filed with the Securities and Exchange Commission for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.